WEX Inc. 1 Hancock Street Portland, ME 04101 November 7, 2023 Sachin Dhawan 16036 Greenwood Road Monte Sereno, CA 95030 Dear Sachin, On behalf of the WEX leadership team, I am pleased to offer you the Chief Technology Officer position reporting to Melissa Smith with an expected start date of December 4, 2023. Compensation Your annual base salary will be USD$525,000 paid on a bi-weekly basis, less applicable taxes and withholdings. The position will be based in Portland, ME with travel to other offices as needed. Relocation assistance will be provided. Annual Cash Incentive You will be eligible to participate in the Company’s discretionary Short Term Incentive Program (“STIP”) during your employment with WEX. STIP payments are awarded on an annual basis at the sole discretion of the Company and contingent on achievement of Company objectives. Beginning in 2024, your annual bonus target is 85% of your salary (as defined in the relevant STIP documentation, as amended from time to time). The Company reserves the right in its sole discretion to make modifications to or to discontinue the program at any time. Annual Equity Incentive You will be eligible for future Long Term Incentive Plan (LTIP) grants, however, they are not guaranteed. The annual target LTIP award for your role is USD$2,328,750. All grants, including your one-time grants (below), are subject to approval by the WEX Board of Directors and the terms and conditions of WEX’s 2019 Equity and Incentive Plan, as amended, and applicable unit award agreement(s). Total Target Compensation: USD$3,300,000 subject to Board approval.

Special One-Time Awards You will receive a one-time equity grant with a fair market value on the grant date of USD$3,000,000 in accordance with the terms of WEX’s 2019 Equity and Incentive Plan, as amended, and applicable unit award agreement(s) (collectively, the “Plan”). $1,000,000 of the grant will be in the form of performance-based restricted stock units in accordance with WEX’s 2023 LTIP Program grants. The remainder of $2,000,000 will be in the form of restricted stock units, which will vest 1/2 per year on the first two anniversaries of the grant date. The WEX Inc. closing stock price on the grant date will be used to determine the number of units. The grant date for the award will be pursuant to WEX’s customary equity award grant schedule following your hire date (grant date estimated to be December 15, 2023), subject to Board approval. At the time of grant, you will receive a separate memorandum and unit award agreement outlining the award, and requiring your acknowledgement and acceptance. Finally, you will receive a one-time cash sign-on bonus of USD$425,000, less applicable taxes and withholdings. The cash sign-on bonus will be paid within the first 30 days following your start date. The cash sign-on bonus is not eligible to be used for 401K contributions. Should you voluntarily leave the Company without Good Reason or be terminated by the Company for Cause (“Good Reason” and “Cause” as defined in the Company’s Executive Severance Pay and Change in Control Plan) before the 24-month anniversary of your start date, you agree to and shall repay the entire amount of the sign-on bonus to the Company within 30 days from your last day of employment with WEX. Benefits WEX offers a robust benefits plan including Paid Time Off, Volunteer Time Off, 401(k), Medical and Dental, Long and Short Term Disability, Tuition Reimbursement, Wellness benefits and much more. Please see the benefits summary document for more details on benefit plans and eligibility. In addition, you are eligible to participate in the following perquisites: Financial Planning reimbursement (currently up to USD$12,000 per year) and Executive Physical program. Terms and Conditions This offer is contingent upon your acceptance of certain WEX policies and agreements and completion of a background check and drug test, if applicable. You will receive notification in your Workday and/or email inbox for any required tasks. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, assignment of inventions, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, conflict with or breach any agreement to which you are a part or by which you are bound. If you are subject to any such agreement or order, please forward it to me at melanie.tinto@wexinc.com. You further certify and agree that you are not in breach of, and that you will honor the terms of, all agreements between you and any prior employer. By accepting this offer, you represent and warrant to the Company that you have not taken and will not take (whether by email, USB, cloud storage, hard copy or otherwise) any confidential, non-public proprietary or trade secret information or materials belonging to any past client, customer, partner, employer or other third party, will not make any unauthorized disclosure to the Company, or unauthorized use on behalf of the Company, of any such information or materials, and will not induce the Company or any of its employees, contractors or agents to use any such information or materials. You acknowledge that you have carefully read this provision, that you understand the representations contained herein, and that the Company has relied upon the representations contained in this paragraph in commencing its employment relationship with you. You further agree to provide such further certifications to WEX as WEX deems reasonably necessary in its discretion. Employment Eligibility In accordance with applicable laws, rules and regulations, you will be required to present acceptable documentation verifying your identity and eligibility to work in the United States in connection with your timely completion of the I-9 verification process. If applicable, this may include presenting acceptable documentation proving that you have obtained valid work authorization status (e.g., EAD, L-1, H-1B) to work as a WEX employee in the United States before your scheduled start date and thereafter maintaining your valid work authorization status throughout your employment with WEX.

While this offer represents the initial terms and conditions of your employment, this offer does not constitute a contract of employment and the Company reserves the right to change employment policies, conditions of employment and benefits, so that we can continue to offer competitive employment conditions and maintain our sound business condition. Your employment with the Company is “at will,” which means that your employment can be terminated either by yourself or the employer at any time, for any reason. We look forward to your acceptance of this offer and working with you. Please acknowledge acceptance of the above by signing electronically. Upon acceptance, please check your Workday account to see any assigned onboarding tasks, which you should complete prior to your start date. You will also receive an email with instructions to complete your background investigation. If you have any questions regarding this offer, please feel free to contact me. Sincerely, Melanie Tinto Chief Human Resources Officer Please sign and date the offer letter below. Scan a copy and return to Melanie.tinto@wexinc.com. I, Sachin Dhawan, accept the position of Chief Technology Officer for WEX Inc. Signature:____________________________________ Date:________________________________________